Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS $1.60 EPS &

RECORD ORIGINATIONS OF $3.4 BILLION FOR Q2;

FULL YEAR GUIDANCE RAISED TO $5.75 - $6.00 PER SHARE

Net Income up 33%; Revenues rise 51%;

On-Balance Sheet Portfolio grows 120% over Q2 2003

SAN DIEGO, July 28—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced record second quarter results for the period ended June 30, 2004.

Net income for the quarter ended June 30, 2004 was $34.3 million, or $1.60 per share on a fully-diluted basis, an increase of 33% over net income of $25.8 million for the comparable period in 2003. Total revenues for the quarter increased by 51% to $163.8 million from $108.2 million for the comparable period in 2003.

Chairman and CEO James Konrath said: “Our second quarter earnings were driven by record production from both our wholesale and retail channels and was accomplished despite rising interest rates that have adversely affected origination volume for some other mortgage lenders. By contrast, our pipelines for new business remain strong as we enter the second half of the year.”

Mr. Konrath added, “We are very pleased with our year-to-date results in 2004, and we remain confident in our ability to continue delivering origination and earnings growth in the second half of 2004. We also believe that we have taken an important step toward improving the consistency of our future earnings and strength of our balance sheet with the recent filing of a preferred stock shelf registration statement by our REIT subsidiary. We intend for proceeds from financings under this registration statement to be used primarily to anchor additional on-balance sheet portfolio in future quarters.”

Second Quarter Operational Highlights

•	Mortgage origination volume of $3.4 billion, compared to $1.9 billion in 2003, an increase of 75%. Originations in the second quarter were the highest ever in Accredited’s 14-year history.

•	Record loans on-balance sheet with a principal balance of $5.3 billion at June 30, 2004, an increase of $2.9 billion, or 120%, from June 30, 2003, and an increase of $1.9 billion, or 56%, from December 31, 2003.

•	Whole loan sales of $1.9 billion, compared to $1.6 billion during the same period in 2003, an increase of 21%.

•	Portfolio income (interest income less interest expense and provision for losses) of $38.7 million, compared to $15.6 million in the second quarter of 2003, an increase of 148%. As a percentage of total revenue less interest expense and provision for losses, portfolio income increased from 19% in the second quarter of 2003, to 33% in 2004. We estimate that this ratio is representative of the portfolio’s contribution to profitability.

Financial Summary ($000)

	Q2 2004	% Change from Q2 03	YTD 2004	% Change from YTD 03
Total Revenues	$163,798	51.3%	$282,761	50.9%
Total Expenses	106,641	63.4%	188,094	57.1%

Income before Taxes	$57,157	33.0%	$94,667	39.9%

Net Income	$34,294	33.0%	$56,800	39.9%

The 51% increase in total revenues from second quarter 2003 to 2004 resulted primarily from increases in the interest income and gain on sale of loans. Interest income increased 110% from $40.3 million in 2003 to $84.7 million in 2004, primarily due to the increased loan portfolio, partially offset by a decrease in the weighted average interest rate. The increase in the size of the loan portfolio resulted from additional securitizations structured as financings and higher loan origination volume held in warehouse lines. The gain on sale of loans increased 23% from $62.9 million in 2003 to $77.6 million in 2004 owing primarily to higher volume of whole loan sales for cash. Our average whole loan premiums, net of hedging, increased from 4.1% in the second quarter of 2003 to 4.3% in the comparable period of 2004. These higher gains resulted primarily from better than anticipated whole loan premiums for the interest rate margin delivered at the time of sale, as well as expected hedge gains recognized on the loan sales. The company anticipates gross whole loan premiums will decline for the remainder of the year as premiums for the interest rate margins delivered return to pre-second quarter levels, and those interest rate margins come under pressure as the industry is slow to respond to increasing rates in a highly competitive origination marketplace.

Total expenses increased 63% from $65.3 million in the second quarter of 2003 to $106.6 million in the same period in 2004, due primarily to the increase in interest expense resulting from the growth of the loan portfolio, an increase in loan volume, and an increase in the number of employees related to that growth.

•	Portfolio Growth Related Expenses

•	Interest expenses increased by 89% from $14.8 million in the second quarter of 2003 to $28.1 million in the same period of 2004, due primarily to an increase in the average outstanding borrowings, partially offset by a decrease in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the growth in the loan portfolio.

•	Provision for losses increased by 81% from $9.9 million in the second quarter of 2003 to $17.8 million in 2004, reflecting the growth and aging of our portfolio, but partially offset by lower delinquency rates.

•	Business Operations Related Expenses

•	Compensation expenses increased by 48% from $26.9 million in the second quarter of 2003 to $39.7 million in the second quarter of 2004 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.

•	General, administrative, and other expenses increased by 54% from $13.6 million in the second quarter of 2003 to $21.0 million in the second quarter of 2004 due to increases in loan volume, number of staff and number of locations.

•	Total business operations related expenses increased by 50% from $40.6 million in the second quarter of 2003 to $60.7 million in the second quarter of 2004.

•	Net Profit

•	Income before taxes increased from $43.0 million in the second quarter of 2003 to $57.2 million in the second quarter of 2004.

•	Net Income increased 33% from the comparable period in the prior year to $34.3 million for the quarter.

Loan Originations

The company originated a quarterly record $3.4 billion of mortgage loans for the quarter ended June 30, 2004, compared to $1.9 billion of mortgage loan originations in the comparable period for 2003, an increase of 75%.

Wholesale and retail originations for the quarter represented 92% and 8%, respectively, of total loan production, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.8% for the quarter, compared to 2.1% in the second quarter of 2003 and 2.1% for all of 2003. The improvement from the second quarter of 2003 as compared to second quarter of 2004 is due to gross origination costs decreasing 45 basis points, partially offset by a decline of 14 basis points in net points and fees collected.

Loan Dispositions

During the second quarter of 2004, $1.9 billion of mortgage loans were sold in whole loan sales for cash, $707.2 million of mortgage loans went into a securitization structured as a financing, $646.1 million of net mortgage loans were held for a third quarter securitization, and $2.0 billion of net mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio, including $234.0 million of liquidating off-balance sheet securitizations, totaled $5.5 billion at June 30, 2004. The portfolio has roughly doubled from $2.8 billion at June 30, 2003. This was primarily due to an increase in the loans held for sale and the company’s quarterly securitization program. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.4% of the serviced portfolio at June 30, 2004, compared to 2.2% at June 30, 2003. The company attributes this improvement in delinquency to the recent increase in the size of the servicing portfolio, better portfolio performance by more recent vintages, and prudent collection practices.

Liquidity

The company had approximately $2.8 billion in warehouse credit capacity at June 30, 2004 and a record $144.0 million in available cash and additional liquidity from voluntary warehouse line paydowns. Our warehouse line usage totaled $2.5 billion at June 30, 2004.

Leverage

The company’s debt-to-equity ratio (total liabilities divided by stockholders’ equity) at June 30, 2004 was 18.6 to 1, compared to 16.0 to 1 at June 30, 2003 due largely to the strong production and larger on-balance sheet securitizations. As discussed below, the company anticipates completing a preferred offering through its REIT subsidiary in the third quarter, subject to market conditions. Any preferred offerings pursuant to the REIT’s shelf registration statement will be reflected on the company’s consolidated balance sheet as minority interest, between the debt and shareholders’ equity components. When managing the target capitalization of the company, management intends to take into consideration any minority interest. Accordingly, upon completion of the planned third quarter preferred offering, the company contemplates that its total debt divided by its shareholders equity plus the minority interest will be in line with the company’s targets.

Business Outlook

The following statements are forward-looking and actual results may differ materially. Please see the Safe Harbor Statement section of this news release for a description of certain risk factors and the company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2004 and its report on Form 10-Q filed with the SEC on May 17, 2004 for a more complete description of risks.

Capital Raising Plans

The company announced on July 19 that it filed a shelf registration statement with the SEC that, when declared effective by the SEC, will allow Accredited Mortgage Loan REIT Trust, a subsidiary of the company, to raise up to $100,000,000 through the sale of preferred shares, in one or more offerings in the future. Payments with respect to any preferred shares offered off the registration statement will be guaranteed, on a subordinated basis, by Accredited Home Lenders Holding Co. The preferred shares will not be convertible into, or exchangeable for, common shares of Accredited Home Lenders Holding Co.

Accredited REIT is a Maryland real estate investment trust that was formed in May 2004. It was created for the purpose of acquiring, holding and managing real estate assets that will generate net income for distribution to its shareholders.

By issuing preferred shares through its REIT subsidiary, the company anticipates the dividends will be paid out of pre-tax income. The REIT plans to use the capital raised under the shelf registration statement to fund growth of its mortgage loan portfolio. The company contemplates a financing pursuant to the shelf registration in the third quarter, subject to market conditions.

A registration statement relating to the preferred shares has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy such securities be accepted, prior to the time that the registration statement becomes effective.

Earnings Guidance for Third Quarter 2004

The company expects diluted earnings per share for the third quarter to be in a range of $1.50 to $1.60, based on an estimated weighted average of approximately 21.6 million shares outstanding. The forecast assumes modest growth in origination volume from the current run rate, gross whole loan premiums received for the interest rate margin delivered upon sale to the secondary market returning to pre-second quarter 2004 levels, and growing the portfolio at a faster pace utilizing capital provided by a preferred offering off the shelf registration statement discussed above.

Earnings Guidance for 2004

Consistent with the assumptions above for the third quarter earnings guidance, the company raises its earnings estimate for all of 2004 to $5.75 to $6.00 per share, based on approximately 21.6 million weighted average shares on a fully-diluted basis.

Conference Call

Accredited will host a conference call for analysts and investors on July 28, 2004 at 8:00 a.m. (Pacific Daylight Time) to discuss the company’s financial results for the second quarter. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, sells, securitizes and services non-prime mortgage loans secured by residential real estate. The company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Safe Harbor Statement

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s planned capital raising and revenue generating strategies, corporate restructurings, projected growth, anticipated securitizations, expected net earnings for 2004; the company’s liquidity; the company’s outlook on the competitive and regulatory environments and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to have its recently filed shelf registration statement declared effective by the Securities and Exchange Commission (“SEC”) and the timing of such effectiveness; the company’s ability to access the capital markets and successfully completing a financing; and other risk factors outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K filed with the SEC on March 26, 2004, its report on Form 10-Q filed with the SEC on May 17, 2004 and other SEC filings

This press release does not constitute an offer to sell or the solicitation of an offer to buy the preferred shares referred to in this news release, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering of these securities will be made solely by means of a prospectus and an accompanying prospectus supplement relating to the offering.

Accredited Home Lenders: Financial Summary

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Operating Data:
Interest Income	$40,317	$84,673	$72,614	$145,299
Gain on sale of loans	62,909	77,619	106,080	132,349
Loan servicing income	1,928	1,646	3,810	3,209
Net gain (loss) on mortgage-related securities and derivatives	2,989	(68)	4,388	1,774
Other income (expense)	94	(72)	485	130

Total revenues	108,237	163,798	187,377	282,761

Salaries, wages and benefits	26,921	39,707	50,823	75,101
General, administrative, and other expenses	13,631	20,998	25,511	38,678

Total operating expenses	40,552	60,705	76,334	113,779

Interest Expense	14,845	28,093	27,012	49,023
Provision for losses	9,871	17,843	16,379	25,292

Total expenses	65,268	106,641	119,725	188,094

Income before income taxes	42,969	57,157	67,652	94,667
Income taxes	17,187	22,863	27,060	37,867

Net income	$25,782	$34,294	$40,592	$56,800

Basic earnings per share	$1.34	$1.70	$2.56	$2.80

Diluted earnings per share	$1.25	$1.60	$2.13	$2.65

Weighted average shares outstanding:
Basic	19,270	20,194	15,876	20,269

Diluted	20,648	21,459	19,034	21,402

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Other Data:
Originations:
Wholesale	$1,698,371	$3,072,808	$3,001,180	$5,220,360
Retail & Other	$216,507	$284,310	$374,249	$518,516

Total mortgage loan originations	$1,914,878	$3,357,118	$3,375,429	$5,738,876

Weighted average coupon rate of mortgage loan originations	7.7%	7.1%	7.8%	7.2%
Weighted average credit score (1)	629	638	629	636

Loan sales and securitizations:
Whole loan sales	$1,567,575	$1,903,940	$2,640,928	$3,483,756
Mortgage loans securitized	$303,049	$707,200	$303,049	$1,212,125

Total loan sales and securitizations	$1,870,624	$2,611,140	$2,943,977	$4,695,881

Net profit margin on whole loan sales:
Gain on whole loan sales (2) (3)	4.7%	4.0%	4.5%	4.0%
Net gain (loss) on derivatives (2)	-0.6%	0.3%	-0.4%	0.0%

Net premium received on whole loan sales (2) (4)	4.1%	4.3%	4.1%	4.0%
Net origination points and fees	0.5%	0.4%	0.6%	0.4%
Loan origination expenses	-2.6%	-2.2%	-2.8%	-2.4%

Net cost to originate (5)	-2.1%	-1.8%	-2.2%	-2.0%

Net profit margin on whole loan sales	2.0%	2.5%	1.9%	2.0%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.6%	0.3%	0.6%	0.4%

Net cost to originate:
Wholesale channel (1)	2.1%	1.8%	2.2%	1.9%
Retail channel (1)	1.5%	1.8%	1.6%	2.2%
Total net cost to originate (1)	2.1%	1.8%	2.2%	2.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Mortgage loan net interest margin:
Mortgage loan yield	7.8%	7.5%	7.6%	7.4%
Mortgage loan cost of funds	-2.9%	-2.5%	-2.8%	-2.5%

Mortgage loan net interest margin	4.9%	5.0%	4.8%	4.9%

	At June 30, 2003	At December 31, 2003	At June 30, 2004
	(dollars in thousands)
Serviced Portfolio:
Loans held for disposition and real estate owned	$1,405,823	$1,627,105	$2,647,034
Securitized/on balance sheet	$999,614	$1,761,132	$2,647,001
Sold servicing retained or securitized/off balance sheet	$425,511	$307,739	$234,006

Total serviced portfolio at period end	$2,830,948	$3,695,976	$5,528,041

Total delinquent at period end (6)	2.2%	1.8%	1.4%
Total number of leased locations at period end	40	46	53
Total number of employees	1,659	2,056	2,193

(1)	Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus.
(2)	The percentages hereon are calculated based upon the respective amounts which are components of the total gain on sale of loans divided by our total whole loans sales.
(3)	Excludes the provision for premium recapture which is a component of the total gain on sale of loans.
(4)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of gain (loss) on related derivatives.
(5)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes.
(6)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At June 30, 2003	At December 31, 2003	At June 30, 2004
	(dollars in thousands)
Balance Sheet Data:
Mortgage loans held for sale, net	$1,296,002	$1,277,075	$1,968,641
Mortgage loans held for securitization, net	95,131	338,919	646,068
Securitized loans, net	993,791	1,751,318	2,613,864
Mortgage-related securities, at fair value	6,335	3,692	3,865
Mortgage servicing rights, net	2,005	1,119	542
Other Assets	117,942	129,294	184,508

Total Assets	$2,511,206	$3,501,417	$5,417,488

Total warehouse and residual interest financing	1,331,839	1,515,195	2,501,605
Securitization bond financing	971,679	1,724,389	2,563,389
Other Liabilities	60,348	49,610	76,565

Total Liabilities	2,363,866	3,289,194	5,141,559
Total stockholders’ equity	147,340	212,223	275,929

Total Liabilities and Stockholders’ Equity	$2,511,206	$3,501,417	$5,417,488

Debt-to-equity ratio	16.0	15.5	18.6